Exhibit 23(f)2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-285115) and Form S-8 (No. 333-26963 and 333-154965) of Southern Company Gas of our report dated February 5, 2026, relating to the consolidated financial statements of Southern Natural Gas Company, L.L.C., which appears in this Annual Report on Form 10-K of Southern Company Gas.

/s/ BDO USA, P.C.
Houston, Texas
February 18, 2026